The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT Subject to Completion Dated February 2, 2015	Filed Pursuant to Rule 424(b)(5) Registration No. 333-200089

Pricing Supplement dated ● to the

Prospectus dated December 1, 2014

Prospectus Supplement and Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated December 1, 2014

The Bank of Nova Scotia

$

Enhanced Participation Notes, Series A

Linked to the PowerShares S&P 500® Low Volatility Portfolio ETF

Due August 30, 2019

The Enhanced Participation Notes, Series A, Linked to the PowerShares S&P 500® Low Volatility Portfolio ETF due August 30, 2019 (the “Notes”) will not bear interest. The amount that you will be paid on your Notes at maturity is based on the performance of the PowerShares S&P 500® Low Volatility Portfolio ETF (which we refer to as the Reference Asset) as measured from the Trade Date to and including the last Valuation Date. If the Percentage Change (defined below) of the Reference Asset is negative (the Final Price is less than the Initial Price), you will lose a portion of your investment in the Notes in direct proportion to the negative percentage change with up to 100% of your principal investment at risk. If the Percentage Change is negative, you may lose a substantial portion of your principal investment depending on the performance of the Reference Asset. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia (the “Bank”).

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the Final Price (determined on the Valuation Dates, subject to adjustment) from the Initial Price (which will be the arithmetic average closing price of the Reference Asset during the pricing period), which we refer to as the Percentage Change. The Percentage Change may reflect a positive return (based on any increase in the price of the Reference Asset over the life of the Notes) or a negative return (based on any decrease in the price of the Reference Asset over the life of the Notes). At maturity, for each $1,000 Principal Amount of your Notes:

●	if the Final Price is greater than or equal to the Initial Price (the Percentage Change is zero or positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change, times a participation rate of 160%;
●	if the Final Price is less than the Initial Price (the Percentage Change is negative), you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change. You will receive less than $1,000.

Following the determination of the Initial Price, the amount you will be paid on your Notes at maturity will not be affected by the closing price of the Reference Asset on any day other than the Valuation Dates. You could lose all or a substantial portion of your investment in the Notes. The Notes are subject to the credit risk of the Bank, and if the Bank defaults on its obligations, you may not receive any amounts due to you including any repayment of principal. Also, any percentage decrease between the Initial Price and the Final Price will reduce the payment you will receive at maturity below the Principal Amount of your Notes. You may lose up to 100% of your principal investment. In addition, the Notes will not bear interest, and no other payments on your Notes will be made prior to maturity.

The difference between the estimated value1 of your Notes and the Original Issue Price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

The return on your Notes will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Notes are derivative products based on the performance of the Reference Asset. The Notes do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

The Enhanced Participation Notes, Series A Linked to the PowerShares S&P 500® Low Volatility Portfolio ETF Due August 30, 2019 offered hereunder are unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the United States Securities and Exchange Commission (“SEC”), Nor ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-44 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	100.00%	$
Underwriting commissions[2]	%	$
Proceeds to The Bank of Nova Scotia[3]	%	$

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about February 26, 2015 against payment in immediately available funds.

Scotia Capital (USA) Inc.

________________________

[1]	The estimated value of the Notes on the Trade Date as determined by the Bank is approximately $● (●%) per $1,000 Principal Amount of the Notes, which is less than the Original Issue Price. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.
[2]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to $● per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may separately receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
[3]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
Reference Asset:	The PowerShares S&P 500® Low Volatility Portfolio ETF (Bloomberg Ticker: SPLV)
CUSIP/ISIN:	CUSIP 064159EB8 / ISIN US064159EB81
Type of Notes:	Enhanced Participation Notes, Series A
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	100% of the Principal Amount of each Note
Currency:	U.S. Dollars
Pricing Dates:

The Trade Date and each of the two subsequent Business Days immediately after the Trade Date.

In certain special circumstances, the Initial Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Additional Risks— The Calculation Agent Can Postpone any Pricing Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs“ in this pricing supplement.

Trade Date:	Expected to be February 23, 2015
Original Issue Date:	Expected to be February 26, 2015 (to be determined on the Trade Date and expected to be the 3rd scheduled Business Day after the last Pricing Date).
Maturity Date:	August 30, 2019, subject to adjustment as described in more detail in the accompanying product prospectus supplement.
Principal at Risk:	If the Percentage Change is negative, you may lose up to 100.00% of your initial investment at maturity.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to $● per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. The underwriting commission set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $● of underwriting fees and $● of selling commission, to be set on the Trade Date. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:
If the Final Price is greater than or equal to the Initial Price, then the Payment at Maturity will equal: Principal Amount + (Principal Amount x Percentage Change x Participation Rate)

If the Final Price is less than the Initial Price, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount x Percentage Change)

In this case you will suffer a loss on your initial investment directly proportionate to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment.

Initial Price:	The arithmetic average of the closing prices of the Reference Asset on the Pricing Dates.
Final Price:

The Final Price of the Reference Asset will be determined based upon the arithmetic average of the closing prices published on the Bloomberg page “SPLV<Equity>” or any successor page on Bloomberg or any successor service, as applicable, on the Valuation Dates. In certain special circumstances, the Final Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” on page PS-24 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Participation Rate:	160%
Valuation Dates:

Each of the three Business Days starting on (and including) August 26, 2019 through (and including) August 28, 2019 (approximately 54 months after the Trade Date).

Any Valuation Date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 in the accompanying product prospectus supplement.

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Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes”

beginning on page PS-21 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE REFERENCE ASSET IS NOT BUFFERED. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated December 1, 2014, as supplemented by the prospectus supplement dated December 1, 2014 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated December 1, 2014, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated by reference herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated December 1, 2014:

https://www.sec.gov/Archives/edgar/data/9631/000089109214008992/e61582_424b3.htm

Prospectus Supplement dated December 1, 2014:

https://www.sec.gov/Archives/edgar/data/9631/000089109214008993/e61583-424b3.htm

Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A), dated December 1, 2014:

https://www.sec.gov/Archives/edgar/data/9631/000089109214008995/e61585-424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov, or accessing the links above. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You can tolerate a loss of up to 100% of your initial investment.
•	You believe that the Reference Asset will appreciate over the term of the Notes.
•	You are willing to hold the Notes to maturity, a term of approximately 54 months, and accept that there may be little or no secondary market for the Notes.
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•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.
•	You do not seek current income from your investment.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of all or a substantial portion of your initial investment.
•	You believe that the price of the Reference Asset will decline during the term of the Notes and the Final Price will likely decline below the Initial Price.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unwilling to hold the Notes to maturity, a term of approximately 54 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this preliminary pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given,

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during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or
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•	on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

Hypothetical Payments AT MATURITY On the Notes

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price, the Final Price or the price of the Reference Asset on any Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000.00, Participation Rate of 160.00%, and that no market disruption event occurs on any Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 160.00% x 5.00%) = $1,000.00 + $80.00 = $1,080.00

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,080.00.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is zero.

	Percentage Change:	0.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 160.00% x 0.00%) = $1,000.00 + $0.00 = $1,000.00
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On a $1,000.00 investment, a 00.00% Percentage Change results in a Payment at Maturity of $1,000.00.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative.

	Percentage Change:	-50.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x -50.00%) = $1,000.00 - $500.00 = $500.00

On a $1,000.00 investment, a -50.00% Percentage Change results in a Payment at Maturity of $500.00

Accordingly, if the Percentage Change is negative, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment directly proportional to the Percentage Change. You may lose up to 100% of your principal in this scenario, or if the Bank defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Notes at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a complete loss of your principal at maturity.

Hypothetical Payoff Profile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Note Return %
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Reference Asset Return %
Reference Asset
Note

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ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Percentage Change of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Percentage Change is equal to or greater than 0.00%. If the Percentage Change is less than 0.00%, meaning the Percentage Change is negative, you will lose a significant portion of your initial investment in an amount equal to the Downside Participation multiplied by that negative Percentage Change. Accordingly, you may lose up to 100% of your entire investment in the Notes if there is a decline from the Initial Price to the Final Price.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on

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its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset's underlying assets, and the extent to which the Percentage Change is positive or negative. The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset's underlying assets, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You may receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

The Payment at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Valuation Dates

The Payment at Maturity will be based on the Final Price (subject to adjustments as described herein).  Therefore, for example, if the arithmetic average of the closing price of the Reference Asset as of each Valuation Date is substantially lower than the Initial Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing prices of the Reference Asset prior to any Valuation Date.  Although the actual price of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Price, you will not benefit from the closing price of the Reference Asset at any time other than the Valuation Dates.

If the Prices of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset's underlying assets. Changes in the prices of the Reference Asset or the Reference Asset's underlying assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset's underlying assets. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset's underlying assets would enjoy.

The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset or the Reference Asset's underlying assets or a security that provides full participation in the performance of the Reference Asset or the Reference Asset's underlying assets and held that investment for a similar period because your Notes are subject to a cap.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the price of the Reference Asset will rise above the Initial Price or that the percentage decline from the Initial Price to the Final Price will not be greater than the Buffer Percentage. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset's

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underlying assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset's underlying assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset's underlying assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset or the Reference Asset's underlying assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset's underlying assets. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset's underlying assets. The return on your Notes will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Bank Cannot Control Actions by the Index Sponsor that May Adjust the Underlying Index in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Index Sponsor Has No Obligation to Consider Your Interests

S&P Dow Jones Indices LLC (the "Index Sponsor") owns the S&P 500® Low Volatility Index (the "Underlying Index") and is responsible for the design and maintenance of the Underlying Index. The policies of the Index Sponsor concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the Payment at Maturity on the Notes, and the market value of the Notes prior to maturity. The Payment at Maturity on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index.

The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

The investment advisor, Invesco PowerShares Capital Management LLC (“Invesco”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the Reference Asset, additions, deletions or substitutions of securities in the Underlying Index for the Reference Asset and the manner in which changes affecting the Underlying Index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable on your Notes on the Maturity Date. The amount payable on your Notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Reference Asset, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the Reference Asset, in which case it may become difficult or inappropriate to determine the market value of

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your Notes. If events such as these occur, the Calculation Agent may determine the closing price of the Reference Asset on any affected Valuation Date — and thus the amount payable on the Maturity Date, if any — in a manner, in its sole discretion, it considers appropriate.

There Are Risks Associated with The Reference Asset

Although the Reference Asset's shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in the trading market. In addition, the Reference Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may select up to 10% of the Reference Asset's assets to be invested in shares of equity securities that are not included in the Underlying Index. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Underlying Index. The investment advisor invests in securities included in, or representative of, the Underlying Index regardless of their investment merits. The investment advisor does not attempt to take defensive positions in declining markets. In addition, the Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Reference Asset and The Underlying Index are Different and the Performance of the Reference Asset May Not Correlate with the Performance of the Underlying Index

The Reference Asset uses a representative sampling strategy (more fully described under “Information Regarding the Reference Asset”) to attempt to track the performance of the Underlying Index. The Reference Asset may not hold all or substantially all of the equity securities included in the Underlying Index and may hold securities or assets not included in the Underlying Index. Therefore, while the performance of the Reference Asset is generally linked to the performance of the Underlying Index, the performance of the Reference Asset is also linked in part to shares of equity securities not included in the Underlying Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment advisor. Imperfect correlation between the Reference Asset's portfolio securities and those in the Underlying Index, rounding of prices, changes to the Underlying Index and regulatory requirements may cause tracking error, the divergence of the Reference Asset's performance from that of the Underlying Index.

In addition, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index and this may increase the tracking error of the Reference Asset. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Reference Asset and the Underlying Index. Finally, because the shares of the Reference Asset are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Asset or in the Underlying Index or in Reference Asset stocks or in the Reference Asset's underlying assets, and will not be the same as investing in a debt security with payments linked to the performance of the Underlying Index.

The Reference Asset and the Underlying Index have limited actual historical information.

The Reference Asset was created in May 2011 and the Underlying Index was created in April 2011. Because both the Reference Asset and the Underlying Index are of recent origin and limited actual historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in securities linked to an ETF with a

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more established record of performance. Past performance of the Reference Asset and Underlying Index are not indicative of future results.

A low volatility index may be volatile.

While the Underlying Index has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of the Underlying Index designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on the Notes.

Time Zone Differences Between the Cities Where the Underlying Assets of the Reference Asset and the Reference Asset Trade May Create Discrepancies in Trading Prices

As a result of the time zone difference between the cities where the underlying assets comprising the Reference Asset trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the underlying assets and the market value of the Notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the underlying assets remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trades is closed.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Note, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity and the Maximum Redemption Amount behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. or any other dealer may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. or any other dealer was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset's underlying assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any Valuation Date.

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The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the price of the Reference Asset or the Reference Asset's underlying assets. Any of these hedging activities may adversely affect the price of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset's underlying assets—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank or Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset's underlying assets, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the price of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the Reference Asset and the market for your Notes, and you should expect that our interests, or the interests of our respective clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset's underlying assets or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset's underlying assets, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset's underlying assets or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies,

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voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone any Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Valuation Date, other than the final Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing, the level of the Reference Asset for such Valuation Date will equal the closing price of the Reference Asset on the next scheduled Valuation Date. For example, if a market disruption event occurs or is continuing on the first and second scheduled Valuation Dates, but not on the third scheduled Valuation Date, then the closing price of the Reference Asset on the third scheduled Valuation Date will also be deemed to be the closing price of the Reference Asset on the first and second scheduled Valuation Dates. If no further scheduled Valuation Dates occur after a Valuation Date on which a market disruption event has occurred or is continuing or if a market disruption event has occurred or is continuing on the final Valuation Date, then the closing price of the Reference Asset for such Valuation Date will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that final Valuation Date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the closing price of the Reference Asset that would have prevailed in the absence of the market disruption event. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-24 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

The Calculation Agent Can Postpone any Pricing Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Pricing Date, a market disruption event with respect to the Reference Asset has occurred or is continuing, the level of the Reference Asset for such Pricing Date will equal the closing price of the Reference Asset on the next scheduled Pricing Date. For example, if a market disruption event occurs or is continuing on the first and second scheduled Pricing Dates, but not on the third scheduled Pricing Date, then the closing price of the Reference Asset on the third scheduled Pricing Date will also be deemed to be the closing price of the Reference Asset on the first and second scheduled Pricing Dates. If no further scheduled Pricing Dates occur after a Pricing Date on which a market disruption event has occurred or is continuing, then the closing price of the Reference Asset for such Pricing Date will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that final Pricing Date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the closing price of the Reference Asset that would have prevailed in the absence of the market disruption event. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement, in each case, mutatis mutandis with respect to the mechanisms of determination for Valuation Dates.

There Is No Affiliation Between Any Constituent Stock Issuers or the Reference Asset Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset's underlying assets. Nevertheless, none of us or our respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the

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Reference Asset's underlying assets. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset's underlying assets. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

The Bank’s Estimated Value of the Notes Will Be Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The Original Issue Price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the Original Issue Price of the Notes. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See "The Bank's Estimated Value of the Notes" in this pricing supplement.

Information Regarding The Reference Asset

All information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources or from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information derived from these sources.

PowerShares S&P 500® Low Volatility Portfolio ETF

PowerShares S&P 500® Low Volatility Portfolio ETF (“SPLV Fund”), also referred to here as the Reference Asset, is issued by PowerShares Exchange-Traded Fund Trust II (“Trust”), a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust and the SPLV Fund, please see the SPLV Fund’s prospectus, dated February 28, 2014, available at http://hosted.rightprospectus.com/PowerShares/Fund.aspx?cu=73937B779&dt=P&ss=etf. You can obtain the

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price of the SPLV Fund at any time from the Bloomberg Financial Markets page “SPLV UP<Equity> <GO>” or from the Trust’s website. Information from outside sources is not incorporated bu reference in, and should not be considered a part, this pricing supplement.

The SPLV Fund seeks investment results that generally correspond (before fees and expenses) to the price and yield performance of the S&P 500® Low Volatility Index (“Underlying Index”). The SPLV Fund trades on the NYSE Arca under the ticker symbol “SPLV”. Invesco PowerShares Capital Management LLC (“Invesco”), a wholly-owned subsidiary of Invesco Ltd., serves as the investment advisor to the SPLV Fund.

The SPLV Fund generally will invest at least 90% of its total assets in common stocks that comprise the Underlying Index. S&P Dow Jones Indices LLC (“Index Sponsor”) compiles, maintains and calculates the Underlying Index. Strictly in accordance with its existing guidelines and mandated procedures, the Index Sponsor selects 100 securities from the S&P 500® Index for inclusion in the Underlying Index that have the lowest realized volatility over the past 12 months as determined by the Index Provider. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock’s price) over time. The SPLV Fund and the Underlying Index are rebalanced and reconstituted quarterly in February, May, August and November. The SPLV Fund generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index. The SPLV Fund will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the Underlying Index reflects a concentration in that industry or sector. The SPLV Fund will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

We obtained the following fee information from the SPLV Fund website, without independent verification. The SPLV Fund pays Invesco a unitary management fee equal to a 0.25% of its average daily net assets. Out of the unitary management fee, Invesco pays substantially all expenses of the SPLV Fund, including the cost of transfer agency, custody, fund administration, legal, audit and other services, except for advisory fees, distribution fees, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses (included acquired fund fees and expenses, if any).

Information regarding the SPLV Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the Invesco Ltd. website at www.invesco.com. We are not incorporating by reference the website or any material it includes into this pricing supplement, or the accompanying product supplement.

If a market disruption event occurs with respect to the SPLV Fund, the Calculation Agent will have discretion to adjust the closing price of the SPLV Fund on any affected Valuation Date or to determine it in a different manner as described in “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 in the accompanying product prospectus supplement.

Investment Objective and Strategy

The SPLV Fund seeks investment results that generally correspond (before fees and expenses) to the price and yield performance of the Underlying Index. The SPLV Fund’s investment objective and the Underlying Index may be changed at any time. The return on your Notes is linked to the performance of the SPLV Fund, and not to the performance of the Underlying Index on which the SPLV Fund is based. The SPLV Fund attempts to replicate, before fees and expenses, the performance of the Underlying Index by generally investing in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index, although the SPLV Fund may use sampling techniques for the purpose of complying with regulatory or investment restrictions or when sampling is deemed appropriate to track the Underlying Index. As a result, the SPLV Funds holdings may not identically correspond to the holdings and weightings of the Underlying Index, and may significantly diverge from the Underlying Index.

Although the SPLV Fund generally invests at least 90% of its total assets in common stocks that comprise the Underlying Index, the SPLV Fund’s return may not match the return of the Underlying Index for a number of reasons. For example, the SPLV Fund incurs operating expenses not applicable to the Underlying Index, and incurs costs in buying and selling securities, especially when rebalancing the SPLV Fund’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the SPLV Fund and the Underlying Index may vary due to asset valuation

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differences and differences between the SPLV Fund’s portfolio and the Underlying Index resulting from legal restrictions, costs or liquidity constraints.

The following tables display the top holdings and weighting by sector of the SPLV Fund as of January 30, 2015.

Ticker:	Company:	Percentage (%)*
WMT	Wal-Mart Stores Inc	1.26%
SRCL	Stericycle Inc	1.26%
MAC	Macerich Co/The	1.23%
SPG	Simon Property Group Inc	1.23%
VNO	Vornado Realty Trust	1.20%
MCD	McDonald’s Corp	1.19%
SO	Southern Co/The	1.18%
DUK	Duke Energy Corp	1.18%
NU	Northeast Utilities	1.17%
XEL	Xcel Energy Inc	1.17%

Sector**	Percentage (%)*
Financials	33.01%
Utilities	19.11%
Consumer Staples	16.44%
Industrials	11.85%
Health Care	7.78%
Materials	3.62%
Information Technology	2.73%
Energy	2.46%
Telecommunication Services	1.82%
Consumer Discretionary	1.19%

________________________

*Information obtained from https://www.invesco.com/portal/site/us/investors/etfs/product-detail?productId=SPLV#portfolio without independent verification. A complete list of component stocks may be found at https://www.invesco.com/portal/site/us/investors/etfs/holdings/?javax.portlet.endCacheTok=com.vignette.cachetoken&javax.portlet.pst=72e337bf3b31ef1a015fe531524e2ca0_&javax.portlet.beg

CacheTok=com.vignette.cachetoken&javax.portlet.prp_72e337bf3b31ef1a015fe531524e2ca0_ticker=SPLV. Percentages may not sum to 100% due to rounding.

**Sector designations are determined by the SPLV Fund investment advisor using criteria it has selected or developed. Fund advisors or index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different fund advisors or index sponsors, respectively, may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Correlation

The Underlying Index is a theoretical financial calculation while the SPLV Fund is an actual investment portfolio. The performance of the SPLV Fund and the Underlying Index will vary somewhat due to a number of reasons. For example, the SPLV Fund incurs operating expenses not applicable to the Underlying Index, and incurs costs in buying and selling securities, especially when rebalancing the SPLV Fund’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the SPLV Fund and the Underlying Index may vary due to asset valuation

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differences and differences between the SPLV Fund’s portfolio and the Underlying Index resulting from legal restrictions, costs or liquidity constraints. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The SPLV Fund, despite using a replication strategy in which the fund invests in substantially all of the securities in the Underlying Index in approximately the same proportions as in the Underlying Index, will still exhibit tracking error for the reasons previously stated.

Industry Concentration Policy

The SPLV Fund will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the Underlying Index reflects a concentration in that industry or sector. The SPLV Fund will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

Creation Units

The SPLV Fund issues and redeems shares at net asset value only with authorized participants (“APs”) and only in large blocks of 50,000 shares (each block of shares is called a “Creation Unit”), or multiples thereof (“Creation Unit Aggregations”), in exchange for the deposit or delivery of a basket of securities. Except when aggregated in Creation Units, the shares are not redeemable securities of the SPLV Fund. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the SPLV Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the SPLV Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the SPLV Fund. The SPLV Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

S&P 500® Low Volatility Index

The information below is included only to give insight to the Underlying Index, the performance of which the SPLV Fund attempts to mirror. Your Notes are linked to the performance of the SPLV Fund and not to the Underlying Index and the SPLV Fund may not hold the same securities as the Underlying Index, and the holdings may diverge substantially.

The S&P 500® Low Volatility Index is a stock index calculated, published and disseminated daily by S&P Dow Jones Indices LLC, which we refer to as “S&P Dow Jones Indices”, through numerous data vendors, on the S&P Dow Jones website and in real time on Bloomberg Financial Markets and Reuters Limited.

Additional information about the S&P 500® Low Volatility Index is available on the following website: http://us.spindices.com/indices/strategy/sp-500-low-volatility-index. We are not incorporating by reference the website or any material it includes into this Pricing Supplement, or the accompanying Product Supplement.

Index Calculation. S&P Dow Jones Indices’ Low Volatility family of indices are designed to measure the performance of the least volatile stocks within their respective benchmark index. Volatility is defined as the standard deviation of the security’s daily price returns over the prior 252 trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. The S&P 500® Low Volatility Index measures the performance of the 100 least volatile stocks in the S&P 500. The S&P 500® Low Volatility Index is calculated daily throughout the calendar year in U.S. dollars, Euros and Swedish Kronas. The only days the index is not calculated are on days when all exchanges where the S&P 500® Low Volatility Index’s constituents are listed are officially closed. The S&P 500® Low Volatility Index has a base date of November 16, 1990 and a base value of 1,000.00.

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The constituents’ shares for the S&P 500® Low Volatility Index are calculated using closing prices on the second Friday of the rebalancing month as the reference price. WM/Reuters foreign exchange rates are taken daily at 4:00 PM London Time (GMT) and used in the end-of-day calculation of the index. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on the reference prices, the actual weight of each stock at the rebalancing differs from these weights due to market movements.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P Dow Jones Indices will calculate the closing price of the index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P Dow Jones Indices treats this closure as a standard market holiday. The index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P Dow Jones Indices may determine not to publish the index for that day.

S&P Dow Jones Indices reserves the right to recalculate an index under certain limited circumstances. S&P Dow Jones Indices may choose to recalculate and republish an index if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following reasons:

1. Incorrect or revised closing price

2. Missed corporate event

3. Late announcement of a corporate event

4. Incorrect application of corporate action or index methodology

Any other restatement or recalculation of an index is only done under extraordinary circumstances to reduce or avoid possible market impact or disruption as solely determined by the Index Committee.

Neither we nor any of our affiliates make any representation to you as to the performance of the SPLV Fund. The actual performance of the SPLV Fund over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical SPLV Fund prices shown below.

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Historical Information

The following table sets second the quarterly high and low closing prices for the Reference Asset, based on daily closing prices. The closing price of the Reference Asset on January 30, 2015 was $37.67. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/5/2011	6/30/2011	25.45	24.35	25.03
7/1/2011	9/30/2011	25.44	22.18	23.70
10/3/2011	12/30/2011	26.06	23.20	25.93
1/2/2012	3/30/2012	26.80	25.66	26.80
4/2/2012	6/29/2012	27.58	26.15	27.58
7/2/2012	9/28/2012	28.34	27.38	28.17
10/1/2012	12/31/2012	28.63	26.87	27.68
1/2/2013	3/29/2013	31.08	27.32	31.08
4/1/2013	6/28/2013	32.51	30.13	31.12
7/1/2013	9/30/2013	32.60	30.59	31.20
10/1/2013	12/31/2013	33.16	30.80	33.16
1/2/2014	3/31/2014	34.03	31.60	34.03
4/1/2014	6/30/2014	35.59	33.50	35.59
7/1/2014	9/30/2014	35.52	33.84	34.97
10/1/2014	12/31/2014	38.72	34.26	37.96
1/2/2015*	1/30/2015	38.91	37.42	37.67

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period from January 2, 2015 through January 30, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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The graph below illustrates the performance of the Reference Asset from May 5, 2011 through January 30, 2015. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution, if the Notes priced today, would pay varying discounts and underwriting commissions of approximately $● (●%) per $1,000 Principal Amount of the Notes in connection with the distribution of the Notes. The actual discounts and underwriting commissions that Scotia Capital (USA) Inc. or one of our affiliates will pay may be more or less than ●% and will depend on market conditions. Certain accounts may pay a purchase price of at least $● (●%) per $1,000 Principal Amount of the Notes and third party distributors involved in such transactions may charge a discretionary fee with respect to such sales. In no event will Scotia Capital (USA) Inc. or one of our affiliates pay varying discounts and underwriting commissions in excess of $● (●%) per $1,000 Principal Amount of the Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 (0.05%) per $1,000 Principal Amount of the Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using

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our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Certain Canadian Income Tax Consequences

See “Canadian Taxation ” at page 37 of the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, subject to the discussion below concerning the potential application of the "constructive ownership" rules, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Because the Reference Asset is the type of financial asset described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, there exists a substantial risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income. U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders—Potential Application of the 'Constructive Ownership' Rules” in the product prospectus supplement.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement

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and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of any of the Reference Asset's underlying assets would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Asset's underlying assets and consult your tax advisor regarding the possible consequences to you in this regard.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the Reference Asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are issued on or before the date that is six months after the date on which final Treasury regulations defining “foreign passthru payments” are published (and are not materially modified thereafter). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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